Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

EnteroMedics Inc.

2800 Patton Road

St. Paul, MN 55113

Re:	Registration Statement on Form S-3

File No. 333-195855

Ladies and Gentlemen:

We have acted as counsel to EnteroMedics Inc., a Delaware corporation (the “Company”), in connection with (i) the above-captioned Registration Statement on Form S-3 (the “Registration Statement”) and (ii) a second Registration Statement on Form S-3 (the “Rule 462(b) Registration Statement” and together with the Initial Registration Statement, the “Registration Statement”) filed by the Company with the Commission on June 30, 2015 pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of securities of the Company to be offered from time to time, and a Prospectus Supplement dated June 30, 2015 to the Prospectus dated May 22, 2014 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of an aggregate of $35.0 million in units (the “Units”), consisting of (i) either (a) one share of common stock of the Company, par value $0.01 per share ( “Common Stock”) or (b) one Series C pre-funded warrant to purchase one share of Common Stock (each a “Series C Warrant”); (ii) 0.50 of a Series A Warrant to purchase one share of Common Stock (each a “Series A Warrant”); and (iii) 0.50 of a Series B Warrant to purchase one share of Common Stock (each a “Series B Warrant” and together with the Series A Warrants and the Series C Warrants, the “Warrants”). The Units will be sold pursuant to an Underwriting Agreement, dated June 30, 2015, between the Company and Canaccord Genuity, Inc. as representative of the underwriters listed on Schedule 1 thereto.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

EnteroMedics Inc.

1.	The shares of Common Stock, when issued and delivered (i) against payment of the consideration therefor specified in the Underwriting Agreement or (ii) upon the valid exercise of the Warrants, will be validly issued, fully paid and non-assessable.

2.	When the Warrants have been duly executed and delivered by the Company against payment of the consideration therefor specified in the Underwriting Agreement, such Warrants will constitute binding obligations of the Company.

3.	When the Units have been duly executed and delivered by the Company against payment of the consideration therefor specified in the Underwriting Agreement, such Units will constitute binding obligations of the Company.

The opinions set forth above are subject to the following qualifications and exceptions:

(a) Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights.

(b) Our opinions are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

Our opinions expressed above are limited to the Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Dated: June 30, 2015

Very truly yours,

/s/ Dorsey & Whitney LLP

TSH/JBA